ARTICLES OF AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION



     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles or Amendments to its Articles of Incorporation:

     FIRST: The name of the corporation is: CARDIFF FINANCIAL, INC.

     SECOND: The following amendment to the Articles of Incorporation was adopted on April 14,1989, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     Such amendment was adopted by the board of directors where no shares have been issued.

 X Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     The Articles of Incorporation are amended to provide that the name of the corporation shall be amended to: "United American, Inc.".

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as Follows: None

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount or stated capital as changed by such amendment, are as follows: None



                                            CARDIFF FINANCIAL, INC.

                                            By /S/ Marvin Bechwith
                                            Marvin Bechwith

                                            By/S/ Arnold Depauw
                                            Arnold Depauw